News

For Immediate Release

EP Energy Reports Second Quarter 2017 Results Ahead of Expectations
HOUSTON, TEXAS, August 2, 2017— EP Energy Corporation (NYSE:EPE) today reported second quarter 2017 financial and operational results.
Second quarter 2017 Highlights

•	48.9 thousand barrels of oil production per day (MBbls/d) -- above 2Q'16 and 1Q'17

•	$3 million net loss / $179 million Adjusted EBITDAX

•	Reduced adjusted cash operating costs compared to 2Q'16 and 1Q'17 and lowered unit cash operating costs guidance

•	Maintained 2017 oil production volume guidance while lowering expected completion activities and capital expenditures

•	Executed open-market debt repurchases of $157MM in June and July at an average price of 75 percent of face value

•	Maintained liquidity of $1.1 billion

•	Reaffirmed Reserve-Based Loan facility (RBL Facility) borrowing base at $1.44 billion and extended covenant relief through 1Q'19

•	Completed Altamont drilling joint venture

“Due to our strong operational performance in the quarter and year to date, we are maintaining our full year oil production guidance while lowering expected completion activities and capital,” said Brent Smolik, chairman, president and chief executive officer of EP Energy Corporation. "We improved capital efficiencies in all of our asset programs which helped offset cost inflation and reduce the maintenance capital levels needed to sustain production. In the Permian Basin, we increased activities in our Wolfcamp program in the quarter and expect to further increase activities and production in the second half of 2017 in that basin. During the quarter, we also entered into a new drilling joint venture in our Altamont program which increases capital efficiency and project returns. In June and July, we repurchased $157 million of high coupon debt at a discount and we remain focused on improving our financial position."

EP Energy reported a $(0.01) diluted net loss per share and a $(0.10) adjusted loss per share for the second quarter of 2017. Reported net loss was $3 million for the second quarter of 2017, down from $62 million net income in the second quarter of 2016. Adjusted EBITDAX for the second quarter of 2017 was $179 million, down from $256 million in the second quarter of 2016 due primarily to lower hedge settlements and lower gas volumes from the sale of the Haynesville gas asset in May 2016, partially offset by higher realized pricing on physical sales and lower operating costs in 2017.

Operating expenses for the second quarter of 2017 were $235 million, up from $127 million in the second quarter of 2016, or $30.46 per barrel of oil equivalent (Boe) for the second quarter of 2017 versus $16.47 per Boe in the second quarter of 2016. The second quarter of 2016 included an $82 million (or $10.77 per Boe) gain from the sale of the company's Haynesville gas assets. Adjusted cash operating costs were $103 million for the second quarter of 2017, down from $106 million in the second quarter of 2016. For the second quarter of 2017, adjusted cash operating costs per unit were $13.42 per Boe, down from $13.85 per Boe for the second quarter of 2016 due primarily to lower general and administrative costs, lower third party commodity purchases and higher production volumes.
Total capital expenditures in the second quarter of 2017 were $128 million. In the second quarter of 2017, the company completed 35 wells compared to 15 wells in the second quarter of 2016. Average daily oil production was 48.9 MBbls/d, up 8 percent from 45.1 MBbls/d in the second quarter of 2016, and up 4 percent from the first quarter of 2017. Oil production has grown each quarter since the third quarter of 2016. Total equivalent production was 84.9 thousand barrels of oil equivalent per day (MBoe/d), up from 84.5 MBoe/d in the same period last year, which included 6.3 MBoe/d from the Haynesville assets sold in May 2016.
Note: See Disclosure of Non-GAAP Financial Measures section of this release for applicable definitions and reconciliations to GAAP terms.
Liquidity and Liability Management
EP Energy continued to make progress improving its financial position and flexibility.
The company executed open-market repurchases of $56 million in June and an additional $101 million in July. In total, the $157 million of repurchases ($125 million of Notes maturing in 2020 and $32 million of Notes maturing in 2023) were completed for $118 million in cash or a price of 75 percent of face value. The company expects to reduce annualized interest expense by approximately $10 million as a result of these repurchases.
As previously announced, the company successfully completed its semi-annual borrowing base redetermination for its RBL Facility in April.  The value was affirmed at $1.44 billion, and the company extended its 1st Lien debt to EBITDAX ratio covenant through the end of the first quarter of 2019 and reduced the ratio from 3.5x to 3.0x. As of June 30, 2017, the company's 1st Lien debt to EBITDAX ratio was approximately 0.5x.
EP Energy continues to prioritize balance sheet improvements and maintaining a strong liquidity position. The company ended the quarter with $4.0 billion of debt and $1.1 billion of liquidity, essentially flat to year end 2016.
Eagle Ford Program
In the second quarter of 2017, EP Energy completed 9 wells in its Eagle Ford program and produced 26.4 MBbls/d of oil, a 3 percent decrease compared with the second quarter of 2016. However, volumes were up 10 percent from the first quarter of 2017. Total equivalent production for the second quarter of 2017 was 41.5 MBoe/d.
In the quarter, the company improved operational efficiencies and reduced base production decline rates with a continued focus on base production optimization.
EP Energy currently has one drilling rig in Eagle Ford and remains focused on continuing to improve program returns and operational efficiencies while running one drilling rig for the remainder of 2017.
Wolfcamp Program
EP Energy continued to grow activity in its Wolfcamp program. In the second quarter of 2017, the company completed 21 gross wells (10.5 net wells) and produced 9.9 MBbls/d of oil, a 46 percent increase compared with the second quarter of 2016. Total equivalent production for the second quarter of 2017 was 25.4 MBoe/d.
Production volumes were down compared to the first quarter of 2017 due to a higher percentage of 50 percent joint venture wells, the impact of higher royalties from higher oil prices and timing of well completions within the quarter.
EP Energy currently has two drilling rigs in Wolfcamp and expects to increase well completions and production in the second half of the year while maintaining two drilling rigs for the remainder of 2017.
Altamont Program
In the second quarter of 2017, EP Energy completed 5 gross wells (3 net wells) in its Altamont program and produced 12.6 MBbls/d of oil, a 15 percent increase compared with second quarter of 2016. Total equivalent production for the second quarter of 2017 was 18.0 MBoe/d, up 16 percent from the second quarter of 2016.

In the second quarter of 2017, realized pricing for Altamont production volumes was 95 percent of WTI as a result of improved contract terms and local market conditions as compared to 89 percent of WTI in the same period in 2016.
EP Energy has two drilling rigs in Altamont and continues to benefit from its successful recompletion program. During the second quarter, the company entered into a new 60 well drilling joint venture program which increased program returns. For the second half of 2017, the company expects to run two joint venture drilling rigs and continue its recompletion program.
Multi-year Commodity Hedge Program
EP Energy maintains a solid hedge program which provides continued commodity price protection. In the second quarter of 2017, the company realized $31 million of settlements on its financial derivatives.
During the second quarter, the company enhanced its price protection by adding 2018 oil hedges and 2019 natural gas hedges. A summary of the company’s current open hedge positions including its most recent transactions is listed below:

	2017	2018	2019
Total Fixed Price Hedges
Oil volumes (MMBbls)(1)	5.0	8.9	—
Average floor price ($/Bbl)	$60.34	$60.00	$—

Natural Gas volumes (TBtu)	17.5	25.6	7.3
Average floor price ($/MMBtu)	$3.28	$3.04	$2.97

Note: Positions are as of August 1, 2017 (Contract months: July 2017 - Forward).

(1) 2017 positions include WTI three way collars of 4.5 MMBbls and 2018 positions include WTI three way collars of 8.9 MMBbls.

At June 30, 2017, the mark-to-market value of the company's hedge contracts was approximately $114 million.

2017 Outlook
In its updated 2017 outlook, EP Energy expects to maintain its previous full year oil production guidance while lowering completion activities and capital expenditures. The company also improved its outlook for unit cash operating costs in 2017 as a result of increased operational efficiencies.

The table below summarizes the company’s current operational and financial guidance for 2017 compared with previously announced guidance ranges.

	Previous Guidance	Current Guidance

Oil production (MBbls/d)	45 – 49	46 – 48
Total production (MBoe/d)	75 – 82	80 – 85

Oil & Gas capital ($ million)[1]
Wolfcamp	$245 – $325	$250 – $300
Eagle Ford	$260 – $270	~$200
Altamont	$125 – $135	~$100
Total capital program ($ million)	$630 – $730	$550 – $600

Gross well completions
Wolfcamp[2]	90 – 105	80 – 100
Eagle Ford	~60	~50
Altamont[3]	~25	~30
Total	175 – 190	160 – 180

GAAP general and administration expense ($/Boe)	$3.95 – $4.35	$3.35 – $3.50

Lease operating expense ($/Boe)	$5.85 – $6.35	$5.50 – $5.85
Adjusted general and administration expense ($/Boe)	$3.15 – $3.40	$2.90 – $3.00
Transportation and commodity purchases ($/Boe)	$3.90 – $4.50	$3.85 – $4.25
Taxes, other than income ($/Boe)[4]	$2.70 – $2.85	$2.10 – $2.25

DD&A ($/Boe)	$16 – $17	$16 – $17
1 Includes 20 - 25 percent non-drill capital
2 Includes completions which are within the DrillCo joint venture with 40 percent of total well costs to EP Energy
3 Includes completions which are within the drilling joint ventures in the Altamont program
4 Severance taxes estimates are based off of current strip prices

Detailed financial and operational information for the company will be posted at www.epenergy.com in the Investor Center section.
Webcast Information
EP Energy has scheduled a webcast at 10:00 a.m. Eastern Time, 9:00 a.m. Central Time, on August 3, 2017, to discuss its second quarter financial and operational results.  The webcast may be accessed online through the company’s website at epenergy.com in the Investor Center.  Materials to be discussed during the webcast will be available in the Investor Center one hour prior to the webcast.  A limited number of telephone lines will be available to participants by dialing 888-317-6003 (conference ID# 5555441) 10 minutes prior to the start of the webcast.  A replay of the webcast will be available through September 3, 2017 on the company’s website in the Investor Center or by dialing 877-344-7529 (conference ID# 10110091).

About EP Energy
The EP Energy team has a passion for finding and producing the oil and natural gas that enriches people’s lives. EP Energy has a proven strategy, a significant reserve base, multi-year drilling opportunities, and a strategic presence in a number of the country’s leading unconventional resource areas in North America. EP Energy is active in key phases of the E&P value chain—acquiring, developing and producing oil and natural gas. For more information about EP Energy, visit epenergy.com.

Disclosure of Non-GAAP Financial Measures

The Securities and Exchange Commission’s Regulation G applies to any public disclosure or release of material information that includes a non-GAAP financial measure. In the event of such a disclosure or release, Regulation G requires (i) the presentation of the most directly comparable financial measure calculated and presented in accordance with GAAP and (ii) a reconciliation of the differences between the non-GAAP financial measure presented and the most directly comparable financial measure calculated and presented in accordance with GAAP.

Non-GAAP Terms
Adjusted EPS is defined as diluted earnings per share adjusted for certain items that EP Energy considers to be significant to understanding our underlying performance for a given period. Adjusted EPS is useful in analyzing the company’s ongoing earnings potential and understanding certain significant items impacting the comparability of EP Energy’s results. Adjusted EPS is calculated as net income (loss) per common share adjusted for the impact of financial derivatives (mark-to-market effects of financial derivatives, net of cash settlements and cash premiums related to these derivatives), gains and losses on extinguishment of debt, impairment charges, and other costs that affect comparability, including transition and severance costs and changes in the valuation allowance on deferred tax assets.

Below is a reconciliation of consolidated diluted net loss per share to Adjusted EPS:

	Quarter ended June 30, 2017
	Pre Tax	After Tax	Diluted EPS(1)
	($ in millions, except earnings per share amounts)
Net loss		$(3)	$(0.01)

Adjustments(2)
Impact of financial derivatives(3)	$(14)	$(9)	$(0.04)
Gain on extinguishment of debt	(13)	(8)	(0.04)
Impairment charges	1	—	—
Valuation allowance on deferred tax assets		(3)	(0.01)
Total adjustments	$(26)	$(20)	$(0.09)

Adjusted EPS			$(0.10)

Diluted weighted average shares			246

(1)	Diluted per share amounts are based on actual amounts rather than the rounded totals presented.

(2)	All individual adjustments for all periods presented assume a statutory federal and blended state tax rate, as well as any other income tax effects specifically attributable to that item.

(3)	Represents mark-to-market impact net of cash settlements and cash premiums related to financial derivatives. There were no cash premiums received or paid for the period presented.

EBITDAX is defined as net income (loss) plus interest and debt expense, income taxes, depreciation, depletion and amortization and exploration expense. Adjusted EBITDAX is defined as EBITDAX, adjusted as applicable in the relevant period for the net change in the fair value of derivatives (mark-to-market effects of financial derivatives, net of cash settlements and cash premiums related to these derivatives), the non-cash portion of compensation expense (which represents non-cash compensation expense under our long-term incentive programs adjusted for cash payments made under these plans), transition, severance and other costs that affect comparability, gains and losses on extinguishment of debt, gains and/or losses on sale of assets and impairment charges.  Adjusted EBITDAX Per Unit is calculated using Adjusted EBITDAX divided by equivalent volumes.

Below is a reconciliation of our consolidated net (loss) income to EBITDAX and Adjusted EBITDAX:

	Quarter ended June 30,
	2017	2016
	($ in millions, except equivalent volumes and per unit)
Net (loss) income	$(3)	$62
Income tax benefit	(5)	—
Interest expense, net of capitalized interest	82	73
Depreciation, depletion and amortization	124	97
Exploration expense	1	1
EBITDAX	199	233
Mark-to-market on financial derivatives(1)	(45)	105
Cash settlements and cash premiums on financial derivatives(2)	31	157
Non-cash portion of compensation expense(3)	6	3
Transition, severance and other costs(4)	—	2
Gain on sale of assets	—	(82)
Gain on extinguishment of debt	(13)	(162)
Impairment charges	1	—
Adjusted EBITDAX	$179	$256

Total equivalent volumes (MBoe)	7,730	7,691

Adjusted EBITDAX Per Unit (MBoe)(5)	$23.19	$33.27

(1)	Represents the income statement impact of financial derivatives.

(2)	Represents actual cash settlements related to financial derivatives. There were no cash premiums received or paid for the periods presented.

(3)	Non-cash portion of compensation expense represents compensation expense (net of forfeitures) under long-term incentive programs adjusted for cash payments made under these plans.

(4)	Reflects transition and severance costs related to workforce reductions.

(5)	Adjusted EBITDAX Per Unit is based on actual total amounts rather than the rounded totals presented.

Adjusted cash operating costs is a non-GAAP measure that is defined as total operating expenses, excluding depreciation, depletion and amortization expense, exploration expense, impairment charges, gains and/or losses on sale of assets, the non-cash portion of compensation expense (which represents compensation expense under our long-term incentive programs adjusted for cash payments made under these plans) and transition, severance and other costs that affect comparability. We use this measure to describe the costs required to directly or indirectly operate our existing assets and produce and sell our oil and natural gas, including the costs associated with the delivery and purchases and sales of produced commodities. Accordingly, we exclude depreciation, depletion, and amortization and impairment charges as such costs are non-cash in nature. We exclude exploration expense from our measure as it is substantially non-cash in nature and is not related to the costs to operate our existing assets. Similarly, gains and losses on the sale of assets are excluded as they are unrelated to the operation of our assets.

We exclude the non-cash portion of compensation expense as well as transition, severance and other costs that affect comparability, as we believe such adjustments allow investors to evaluate our costs against others in our industry and these items can vary across companies due to different ownership structures, compensation objectives or the occurrence of transactions.

Below is a reconciliation of our GAAP operating expenses to non-GAAP adjusted cash operating costs:

	Quarter ended June 30,
	2017		2016
	Total	Per-Unit(1)	Total	Per-Unit(1)
	($ in millions, except per unit costs)
Oil and natural gas purchases	$1	$0.09	$3	$0.38
Transportation costs	28	3.66	24	3.19
Lease operating expense	39	5.07	38	4.93
General and administrative	26	3.43	32	4.20
Depreciation, depletion and amortization	124	15.99	97	12.67
Gain on sale of assets	—	—	(82)	(10.77)
Impairment charges	1	0.05	—	—
Exploration and other expense	1	0.20	1	0.12
Taxes, other than income taxes	15	1.97	14	1.75
Total operating expenses	$235	$30.46	$127	$16.47
Adjustments:
Depreciation, depletion and amortization	$(124)	$(15.99)	$(97)	$(12.67)
Impairment charges	(1)	(0.05)	—	—
Exploration expense	(1)	(0.20)	(1)	(0.12)
Gain on sale of assets	—	—	82	10.77
Non-cash portion of compensation expense(2)	(6)	(0.80)	(3)	(0.35)
Transition, severance and other costs	—	—	(2)	(0.25)
Adjusted cash operating costs and per-unit adjusted cash costs	$103	$13.42	$106	$13.85

Total consolidated equivalent volumes (MBoe)		7,730		7,691

(1)    Per unit costs are based on actual total amounts rather than the rounded totals presented.

(2)	These amounts are reported in GAAP general and administrative expense and excluded from adjusted general and administrative expense.

Adjusted general and administrative expenses are defined as general and administrative expenses excluding the non-cash portion of compensation expense which represents compensation expense under our long-term incentive programs adjusted for cash payments under these plans.

Below is a reconciliation of our GAAP general and administrative expense to non-GAAP adjusted general and administrative expense:

	Previous Guidance		Current Guidance
	Low	High	Low	High
	($/Boe)
GAAP general and administrative expense	$3.95	$4.35	$3.35	$3.50
Less non-cash compensation expense	0.80	0.95	0.45	0.50
Adjusted general and administrative expense	$3.15	$3.40	$2.90	$3.00

EBITDAX, Adjusted EBITDAX and Adjusted EBITDAX Per Unit are used by management and we believe provide investors with additional information (i) to evaluate our ability to service debt adjusting for items required or permitted in calculating covenant compliance under our debt agreements, (ii) to provide an important supplemental indicator of the operational performance of our business without regard to financing methods and capital structure, (iii) for evaluating our performance relative to our peers, (iv) to measure our liquidity (before cash capital requirements and working capital needs) and (v) to provide supplemental information about certain material non-cash and/or other items that may not continue at the same level in the future. Adjusted EPS is used by management and we believe is a valuable measure of operating performance. Adjusted Cash Operating Costs per unit is used by management as a performance measure, and we believe provides investors valuable information related to our operating performance and our operating efficiency relative to other industry participants and comparatively over time across our historical results. Adjusted general and administrative expense is used by management and investors as additional information. In addition, the company believes that these measures are widely used by professional research analysts and others in the valuation, comparison and investment recommendations of companies in the oil and gas exploration and production industry.

Adjusted EPS, EBITDAX, Adjusted EBITDAX, Adjusted EBITDAX Per Unit, Adjusted Cash Operating Costs, and Adjusted general and administrative expense have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of our results as reported under U.S. GAAP. Adjusted EPS should not be used as an alternative to earnings (loss) per share or other measure of financial performance presented in accordance with GAAP. EBITDAX, Adjusted EBITDAX, Adjusted EBITDAX Per Unit should not be used as an alternative to net income (loss), operating income (loss), operating cash flows or other measures of financial performance or liquidity presented in accordance with GAAP. Adjusted Cash Operating Costs should not be used as an alternative to operating expenses, operating cash flows or other measures of financial performance or liquidity presented in accordance with

GAAP. Adjusted general and administrative expense should not be used as an alternative to GAAP general and administrative expense. Our presentation of Adjusted EPS, EBITDAX, Adjusted EBITDAX, Adjusted EBITDAX Per Unit, Adjusted Cash Operating Costs, and Adjusted general and administrative expense may not be comparable to similarly titled measures used by other companies in our industry. Furthermore, our presentation of Adjusted EPS, EBITDAX, Adjusted EBITDAX, Adjusted EBITDAX Per Unit, Adjusted Cash Operating Costs, and Adjusted general and administrative expense should not be construed as an inference that our future results will be unaffected by the items noted above or what we believe to be other unusual items, or that in the future we may not incur expenses that are the same as or similar to some of the adjustments in this presentation.

Cautionary Statement Regarding Forward-Looking Statements

This release includes certain forward-looking statements and projections of EP Energy. We have made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed, including, without limitation, the volatility of and sustained low oil, natural gas and NGL prices; the supply and demand for oil, natural gas and NGLs; the company’s ability to meet production volume targets; changes in commodity prices and basis differentials for oil and natural gas; the uncertainty of estimating proved reserves and unproved resources; the future level of service and capital costs; the availability and cost of financing to fund future exploration and production operations; the success of drilling programs with regard to proved undeveloped reserves and unproved resources; the company’s ability to comply with the covenants in various financing documents; the company’s ability to obtain necessary governmental approvals for proposed E&P projects and to successfully construct and operate such projects; actions by the credit rating agencies; credit and performance risk of our lenders, trading counterparties, customers, vendors, suppliers and third party operators; general economic and weather conditions in geographic regions or markets served by the company, or where operations of the company are located, including the risk of a global recession and negative impact on oil and natural gas demand; the uncertainties associated with governmental regulation, including any potential changes in federal and state tax laws and regulations; competition; and other factors described in the company’s Securities and Exchange Commission filings. While the company makes these statements and projections in good faith, neither the company nor its management can guarantee that anticipated future results will be achieved. Reference must be made to those filings for additional important factors that may affect actual results. EP Energy assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by EP Energy, whether as a result of new information, future events, or otherwise.

Contact

Investor and Media Relations

Bill Baerg

713-997-2906

bill.baerg@epenergy.com